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                                  EXHIBIT 10.18


EDITOR'S CONTACT:
Thomas R. Anderson            Michael R. Manning
Vice President, CFO           Secretary & Treasurer
QLogic Corporation            QLogic Corporation
Phone:  714/668-5092          Phone:  714/668-5344
Fax:  714/668-5090            Fax:  714/668-5090

                QLOGIC CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

      Costa Mesa, Calif., January 19, 2000 -- QLogic Corporation (Nasdaq:QLGC), a leading designer and supplier of semiconductor and board-level, input/output (I/O) and enclosure management products, announced today that its Board of Directors approved a two-for-one stock split of the Company's issued and outstanding common stock to be effected by way of a stock dividend. On the ex-dividend date of February 9, 2000, stockholders will be entitled to receive one additional share for every share they own on the record date of February 2, 2000. Following the effective date of the split, QLogic will have approximately 73 million shares outstanding. This action will be the third time that QLogic's stock has been split since the Company's stock commenced public trading. Previous two-for-one stock splits occurred in February 1999 and August 1999.

      QLogic Corporation is a leading designer and supplier of semiconductor and board-level I/O (input/output) and enclosure management products. The Company's products provide high-performance interface connections between computer systems and their attached data storage peripherals, such as hard disk drives, tape drives and RAID subsystems. In addition, QLogic provides enclosure management products that monitor and communicate management information related to components that are critical to computer system and storage subsystem reliability and availability. QLogic's highly integrated, fully featured solutions are targeted at the computer system, storage device and storage subsystem marketplaces. The Company believes that its I/O and enclosure management solutions encompass one of the industry's broadest ranges of Fibre Channel and SCSI technologies, and offer OEM customers a simple, low risk migration path between technologies.

   With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include uncertainties concerning the identification and integration of appropriate technology acquisitions and new technical personnel; new and changing technologies and uncertain customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the Company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocation. Carrying additional expansion space may increase costs and adversely impact future earnings. These and other factors which could cause actual results to differ materially are also discussed in the company's filings with the Securities and Exchange Commission, including its recent filings on Form S-3, Form 10-K, and Form 10-Q. Trademarks and registered trademarks are the property of the companies with which they are associated.

      More information on QLogic is available from the Company's SEC filings. Contact QLogic Corporation, 3545 Harbor Blvd., Costa Mesa, CA 92626. Sales 800/662-4471. Corporate 714/438-2200. World Wide Web http://www.qlc.com.